Exhibit 2.1

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) is made and entered into as of November 8, 2016 among MORGANS HOTEL GROUP CO., a Delaware corporation (“Monroe”), SBEEG HOLDINGS, LLC, a Delaware limited liability company (“Trousdale”), and TROUSDALE ACQUISITION SUB, INC., a Delaware corporation (“Sub-S”), to amend that certain AGREEMENT AND PLAN OF MERGER, dated as of May 9, 2016 (as amended hereby, and as it may be further amended from time to time, the “Merger Agreement”).

WHEREAS, Section 8.03 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

WHEREAS, the board of directors of Monroe and the board of managers of Trousdale have approved and declared advisable this Amendment and the related transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement.

ARTICLE II

AMENDMENTS TO MERGER AGREEMENT

Section 2.01 Amendment to Merger Agreement. The Merger Agreement shall be amended as follows:

(a) In the preamble of the Merger Agreement, the words “(this ‘Agreement’)” shall be deleted and the words “(as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 8, 2016 (the ‘Amendment’), and as it may be further amended from time to time, this ‘Agreement’)” shall be substituted in their place.

(b) In Section 8.01(b) of the Merger Agreement, the words “if the Merger is not consummated on or before the date that is the six-month anniversary of the date hereof (and if such date is not a business day, then the next following business day) (the ‘Outside Date’)” shall be deleted and the words “if the Merger is not consummated on or before November 30, 2016 (the ‘Outside Date’)” shall be substituted in their place.

ARTICLE III

MISCELLANEOUS

Section 3.01 No Further Amendment. The Merger Agreement is not modified except as explicitly set forth in this Amendment.

Section 3.02 Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

Section 3.03 Governing Law. This Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment), shall be governed by and construed in accordance with the internal laws of the State of Delaware.

Section 3.04 Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.05 Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 3.06 Headings. The descriptive headings in this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

MORGANS HOTEL GROUP CO.

By	/s/ Richard Szymanski
Name:	Richard Szymanski
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SBEEG HOLDINGS, LLC

By	/s/ Sam Nazarian
Name:	Sam Nazarian
Title:	Chairman & Chief Executive Officer

TROUSDALE ACQUISITION SUB, INC.

By	/s/ Sam Nazarian
Name:	Sam Nazarian
Title:	Chairman & Chief Executive Officer

[Signature Page to Amendment No. 1 to the Agreement and Plan of Merger]